CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***],

HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT

THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Exhibit 10.13

RESEARCH AND DEVELOPMENT COLLABORATION AGREEMENT

BETWEEN ARPEGGIO BIOSCIENCES AND INTRINSIC MEDICINE

THIS RESEARCH AND DEVELOPMENT COLLABORATION AGREEMENT (the “Agreement”) made and entered into as of Dec 22, 2020 (the “Effective Date”), by and between ARPEGGIO BIOSCIENCES, INC. (“Arpeggio”) at [***] and INTRINSIC MEDICINE, INC. (“Intrinsic”) at [***], Arpeggio and Intrinsic are hereinafter referred to individually as a “Party” and jointly as “Parties.”

WHEREAS, Intrinsic is a leader in the therapeutic development of milk oligosaccharides (“MOs”) for the treatment of human and animal diseases and disorders and possesses intellectual property, manufacturing relationships and expertise related thereto;

WHEREAS, Arpeggio is a leader in mechanistic research using its proprietary [***] sequencing and analysis technology;

WHEREAS, the Parties desire to enter into a research collaboration to design, conduct and interpret mechanistic research on certain MOs using Arpeggio’s [***] sequencing and analysis technology (the “Arpeggio Technology”) to determine therapeutic uses for such MOs for clinical development by Intrinsic;

WHEREAS, under this Agreement, Arpeggio will be responsible for costs associated with the Studies which are delineated in a research plan approved by the Parties;

WHEREAS, under this Agreement, Intrinsic will be responsible for all costs related to the Research, Development and Commercialization of MOs for the therapeutic uses discovered under the Research Plan;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the Parties do hereby agree as follows.

ARTICLE 1. DEFINITIONS

The terms used in this Agreement with initial letters capitalized, whether used in the singular or the plural, will have the meaning set forth in Appendix 1, or if not listed in Appendix 1, the meaning designated in places throughout the Agreement.

ARTICLE 2. COLLABORATION MANAGEMENT AND RESPONSIBILITIES

2.1.

Research Plan. Each in vitro study conducted pursuant to the Agreement by Arpeggio [***] (each a “Study”) will be documented in, and conducted in accordance with, a research plan (the “Research Plan”), applicable laws, and the Agreement. The Research Plan will be signed by the parties and attached to and made part of the Agreement. The Research Plan will include detailedinformation concerning a given Study or Studies, including protocols (as needed), responsibilities of each party, materials to be supplied by each party, target completion dates for each Research Study, and a detailed budget for costs allocated to each party for performance of the Study (the “Collaboration Budget”). To the extent that the mutually agreed upon Budget for the studies exceed the $[***] per MO comprising the Upfront Payment, Arpeggio will invoice Intrinsic for the overage upon commencing the applicable Study.

(a)

The initial Research Plan will detail Studies for the first [***] MOs, which will include all research conducted by the parties relating to the current [***] MOs, from the Intrinsic MO library, prioritized for biologic context, availability and potential in Intrinsic selected indications, to include:

(i)	summaries of the literature on each MO;

(ii)	the signaling pathways that have been linked to each MO; and

(iii)	in vitro experiments proposed by Arpeggio to further elucidate the mechanism of action of each MO.

(b)	At the conclusion of the first [***] MOs in the Research Plan, the Parties will add additional MOs per mutual written agreement.

2.2.	Joint Research Committee

(a)

Establishment of the JRC. The Parties will establish a joint research committee (the “Joint Research Committee” or “JRC”) to act as an advisory forum for sharing information about the activities conducted by the Parties hereunder and will have decision-making authority as to matters related to the content and conduct of the research to be conducted under this Agreement. The JRC will consist of [***] qualified representatives appointed by Arpeggio, and [***] qualified representatives appointed by Intrinsic. Members of the JRC can, from time to time, suggest the addition of one or more Third Party Advisors to advise the JRC on certain matters. The suggesting JRC member company will bear the costs of such Third-Party Advisors, unless otherwise agreed to in writing by the Parties. The JRC will determine the JRC operating procedures at its first meeting, which will be codified in the written minutes of the first JRC meeting.

(b)

Frequency of JRC Meetings. The JRC will convene (a live meeting between the parties, either in person or video conference as agreed to by the Parties) at least Quarterly to discuss progress under the Research Plan, data and next steps for each of the MOs, modifications to the Research Plan, and Collaboration Inventions.

(c)	Scope of Activities. The JRC will perform the following functions, some or all of which may be addressed at any JRC meeting:

(i)	Review and approve the Research Plan to support the Research, Development and Commercialization of MO Therapeutic Products;

(ii)	Review and approve the Budget for each Study;

(iii)	Make decisions regarding prioritization of the Studies under the Research Plan, including the order of experiments;

(iv)	Review and approve any deviations from the Research Plan that will result in costs that exceed the Budget;

(v)	Analysis and interpretation of the data arising out of the conduct of performance of the Research Plan (the “Collaboration Data”);

(vi)

Review all Collaboration Inventions and designate them as Therapeutic Use Inventions, Arpeggio Technology Inventions or Other Collaboration Inventions, including Other Collaboration Inventions applicable to validation of new targets for therapeutic modulation with therapeutic modalities other than MOs (“Collaboration Target Inventions”);

(vii)	Direct the Joint Patent Committee to draft, file and perfect assignment of Collaboration Inventions per this Agreement;

(viii)	Formulate, review, and approve any scientific publication or presentation containing Collaboration Data;

(ix)	Review the Development plans and strategy for each of the MO Therapeutic Products;

(x)	Review and approve regulatory filings and strategy related to pre-clinical and translational research; and

(xi)	Review translational plans with Third Party Advisors to validate mechanistic findings in vivo.

(d)

Third Party Advisors. Either party may, with the written consent of the other party, hire one or more third-party advisors to assist with its performance under a Research Plan (“Third Party Advisors”), including, without limitation, the interpretation of the Collaboration Data. Each party will ensure that each Third Party Advisor will be (i) bound by confidentiality obligations equal to or more restrictive than those in this Agreement, (ii) obligated to assign all Collaboration Inventions conceived by such Third Party Advisor during the conduct of activities under the Research Plan in accordance with the assignment provisions of this Agreement, and (iii) cooperate with the preparation, filing and perfection of Collaboration Inventions bear the costs of employing such Third Party Advisor in furtherance of the conduct of the Research Plan.

(e)

Term of JRC. The term of the JRC will last until there are no further MO Therapeutic Products being Researched, Developed or Commercialized as reasonably determined by the JRC or upon mutual agreement by the Parties.

2.3.	Responsibilities of the Parties

(a)

Arpeggio Collaboration Responsibilities and Costs. Arpeggio will be primarily responsible for the conduct and costs associated with the Research Plan within the Collaboration Budget agreed to by the Parties and set forth in the Research Plan.

(b)

Intrinsic Collaboration Responsibilities and Costs. All costs outside the scope of the Collaboration Budget, including without limitation costs pertaining to Research, Development and Commercialization of the MO Therapeutic Products, will be the responsibility of Intrinsic.

(c)

Development and Commercialization of Products. Intrinsic will be responsible for leading all Development and Commercialization strategy and activities related to the use of the MO Therapeutic Products, including all costs associated with these activities, being the named sponsor for all regulatory submissions, and any business decisions related to advancing the MO Therapeutic Products to the market

2.4.	Interactions With, And Submissions To, Regulatory Authorities

(a)

Submissions to Regulatory Authorities. Intrinsic will be responsible for the content of all written submissions to Regulatory Authorities, including, but not limited to, INDs, Investigator Brochures, common technical documents and NDAs or equivalents.

(b)

Meetings with Regulatory Authorities. Arpeggio will be permitted to have [***] representatives in attendance in all meetings with Regulatory Authorities, except those of a purely administrative nature, but may not comment during such meetings without the prior consent and authorization of Intrinsic. In preparation for such regulatory meetings, Intrinsic will provide Arpeggio with (i) an invitation to attend any pre-meeting rehearsals with Intrinsic and (ii) an opportunity to discuss strategy with Intrinsic for such regulatory meeting.

(c)

Regulatory Communications for MO Therapeutic Products. Arpeggio will be allowed to review and comment on all correspondence and filings for each MO Therapeutic Product with any Regulatory Authority, which such review and comment will be considered in good faith by Intrinsic, but Intrinsic will be the final decision-maker with respect thereto.

2.5.

Data Reporting and Ownership. Upon the completion of the Study or Studies under the Research Plan, Arpeggio will, through access to [***], provide to Intrinsic a copy of the data arising out of its activities under such Study or Studies. To the extent that Intrinsic requires primary data from Arpeggio for Regulatory Submissions, Arpeggio will work with Intrinsic to compile such data. Arpeggio will own all Collaboration Data subject to the license grant in 3.2.

2.6.

Applicable Laws. Each Party will use commercially reasonable efforts to perform its activities pursuant to this Agreement in compliance with applicable laws and regulations of the country and the state and local government wherein such activities are conducted.

2.7.

Records and Quality[***] will maintain complete and accurate records of all work [***] conducts in the performance of the Research Plan and all Data, inventions and developments made in the performance of such work. Such records will be in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes. Upon reasonable prior written notice, [***] will provide [***] the right to inspect such records, and will provide copies of all requested records, to the extent reasonably required for the performance of [***] rights and obligations under this Agreement or for [***] reasonable quality control purposes.

ARTICLE 3. OWNERSHIP AND ASSIGNMENT OF COLLABORATION INVENTIONS

3.1.

Non-exclusive Cross-license to Background Intellectual Property. The Parties hereby grant to each other a non-exclusive, non-royalty bearing, non-commercial research license solely to perform each Party’s obligations under the Research Plan.

3.2.

License Grant to Collaboration Data. Arpeggio hereby grants to Intrinsic a perpetual, worldwide, sublicensable license to use the Collaboration Data for all purposes related to the Research, Development or Commercialization of Products. For the avoidance of a doubt, the Parties will not disclose publicly the Collaboration Data outside of the permitted disclosures under ARTICLE 6.

3.3.

Collaboration Inventions. The Parties contemplate the invention of Collaboration Inventions in the conduct of the Research Plan. The inventorship of Patents related to the Collaboration Inventions will be governed by the patent laws of the United States. Such Collaboration Inventions will be owned and assigned per the provisions of this Article 3.

3.4.

Therapeutic Use Inventions. The Parties contemplate the invention of Collaboration Inventions to the extent related to the Therapeutic Use of an MO to treat one or more disease conditions (the “Therapeutic Use Inventions”). Arpeggio agrees to assign, and hereby assigns, all of its right, title and interest to Therapeutic Use Inventions invented by Arpeggio, its Affiliates or Third Party Advisors (in each case, solely or together with one or more third parties).

3.5.

Arpeggio Technology Inventions. The Parties contemplate the invention of Collaboration Inventions to the extent related to the Arpeggio Technology (the “Arpeggio Technology Inventions”). For the avoidance of a doubt, Arpeggio Technology Inventions include any and all improvements to the Arpeggio Technology, or any improvements to in viro characterization or profiling of targets or compounds which would be useful for Arpeggio’s business of profiling their own compounds and compounds of Third Parties. Intrinsic agrees to assign, and hereby assigns, all of its right, title and interest to Arpeggio Technology Inventions invented by Intrinsic, its Affiliates or Third Party Advisors (in each case, solely or together with one or more third parties).

3.6.

Other Collaboration Inventions. As between the parties, inventorship of Collaboration Inventions arising outside the scope of Therapeutic Use Inventions and Arpeggio Technology Inventions (“Other Collaboration Inventions”) will be determined based on United States inventorship law under 35 U.S.C. As between the Parties, Other Collaboration Inventions will be jointly owned by Intrinsic and Arpeggio. During the Term of the Agreement, each Party will not grant any commercial sublicenses to Other Collaboration Inventions to any Third Party without the written consent of the other party. In the interest of clarity, the Parties fully contemplate the need to negotiate, in good faith, definitive terms and conditions for enabling Third Parties under the Other Collaboration Inventions.

3.7.

Sublicenses. Any further license granted to a Third Party by Intrinsic under the Therapeutic Use Inventions licensed or assigned to Intrinsic under this Agreement will be limited, in each case, to the continued Research, Development and Commercialization of one or more Products in accordance with the terms of this Agreement.

3.8.

No Implied Licenses. Except as expressly provided in this Agreement no Party will be deemed by estoppel or implication to have granted the other Party any license or other right with respect to any intellectual property, including without limitation Background Intellectual Property.

ARTICLE 4. EXCLUSIVITY COVENANTS

4.1.

Arpeggio Exclusivity Covenant. During the term of the Agreement, Arpeggio will not use the Arpeggio Technology to Research, Develop or Commercialize, for itself, or on behalf of any third party, any MO.

4.2.	Intrinsic Exclusivity Covenant. During the term of the Agreement, Intrinsic will not use any third party to conduct [***] research for any MO for itself, or on behalf of any third party.

ARTICLE 5. FINANCIAL PROVISIONS

5.1.

Upfront Consideration. In consideration for the covenants agreed to herein on the first 3 MOs, Intrinsic will pay Arpeggio $15,000 upon execution of this agreement and $15,000 upon the notification by Arpeggio of Arpeggio’s initiation of performance under the Research Plan. Upon the addition of additional MOs to the Research Plan, Intrinsic will pay Arpeggio $10,000 upfront for each additional MO.

5.2.

MO Therapeutic Use Milestone Payments. On an MO Therapeutic Product-by-MO Therapeutic Product basis, Intrinsic will pay to Arpeggio the following milestone payments within [***] after the first achievement of each corresponding milestone event for each MO Therapeutic Product:

No.	Milestone Event	Milestone Event Payment
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]

These milestone payments are nonrefundable and are not creditable against any other payments due to Arpeggio under this Agreement.

Within [***] after the JRC determines that there is [***] (such feasibility criteria will be set at the initial JRC meeting), the JRC will meet to define specific, measurable endpoints for Milestone 1 and will document the endpoints in a written agreement signed by authorized representatives of the parties. Prior to the initiation of the studies required for Milestones 4 and 5, the Parties will meet to define the primary endpoints and will document the endpoints in a written agreement signed by authorized representatives of the parties.

Intrinsic will promptly notify Arpeggio in writing of the completion of each milestone and Arpeggio will invoice Intrinsic for the milestone amount due.

5.3.

Non-Therapeutic Product Opportunities. If there is an MO business opportunity that lies outside of FDA regulated therapeutics, where Intrinsic, an Affiliate or sublicensee will be selling an MO Therapeutic Product directly to consumers or as a medical food, the Parties will negotiate in good faith, commercially reasonable milestones and royalties appropriate for such MO Product.

5.4.

Royalties on Net Sales. Intrinsic will pay to Arpeggio on an MO Therapeutic Product-by-MO Therapeutic Product basis, 2% on Net Sales of MO Therapeutic Products made by Intrinsic, its Affiliates or sublicensees.

5.5.

Royalty Stacking Relief. If Intrinsic is required to pay royalties to a Third Party royalty to Commercialize an MO Therapeutic Product, then Intrinsic may deduct an amount equal to [***] of such Third Party royalties from any royalty amounts due Arpeggio under this Agreement, provided that the royalties otherwise due to Arpeggio will not be less [***]

5.6.

Reports and Payments. Intrinsic will make all payments due under 5.4 within [***] after the close of each [***] beginning with the First Commercial Sale of a Product. Each payment will be accompanied by a report summarizing Net Sales of Products during the relevant Calendar [***] and the calculation of royalties due thereon, including country and the exchange rate used. If no royalties are payable in respect of a given Calendar [***], Intrinsic will submit a written royalty report to Arpeggio so indicating together with an explanation as to why no such royalties are payable. In addition, beginning with the Calendar [***] in which the First Commercial Sale for a Product is made and for each Calendar [***] thereafter, within [***] [***] following the end of each such Calendar [***], Intrinsic will provide Arpeggio a preliminary, non-binding report estimating the total projected Net Sales of Products and the royalties payable to Arpeggio for such Calendar [***].

5.7.

Mode of Payment. All payments under this Agreement will be (i) payable in full in U.S. Dollars, regardless of the country(ies) in which sales are made, (ii) made by wire transfer of immediately available funds to an account designated by Arpeggio in writing, and (iii) non-creditable, irrevocable and non-refundable. Whenever for the purposes of calculating the royalties payable under this Agreement conversion from any foreign currency will be required, all amounts will first be calculated in the currency of sale and then converted into United States dollars by applying the monthly average rate of exchange calculated by using the foreign exchange rates published in Bloomberg during the applicable month starting [***] before the beginning of such month and ending [***] before the end of such month.

5.8.

Records Retention. Commencing with the First Commercial Sale of a Product or transaction giving rise to Sublicense Revenue, Intrinsic will keep, and will require its Affiliates and Sublicensees to keep (all in accordance with GAAP, consistently applied), complete and accurate records pertaining to Net Sales, Sublicense Revenue and any other payment due pursuant to this ARTICLE 5 for a period of [***] after the year in which such Net Sales and any other payment due pursuant to this ARTICLE 5, and in sufficient detail to permit Arpeggio to confirm the accuracy of the Net Sales paid by Intrinsic hereunder.

5.9.

Audits of Royalty Reports. Arpeggio will have the right to have an independent certified public accounting firm of internationally recognized standing, reasonably acceptable to Intrinsic, have access during normal business hours, and upon reasonable prior written notice, to Intrinsic’s records as may be reasonably necessary to verify the accuracy of Net Sales and any other payment due pursuant to this ARTICLE 5, as applicable, for any Calendar [***] or [***] within the preceding [***]; provided, however, that Arpeggio will not have the right to conduct more than one such audit in any Calendar [***] except as provided below. The accounting firm will disclose to Arpeggio only whether the reported Net Sales and any other payments due pursuant to this ARTICLE 5 are correct and details of any discrepancies. Arpeggio will bear the cost of such audit unless the audit reveals an underreporting of [***] [***] of amounts payable to Arpeggio over an applicable Calendar [***] in which case Intrinsic will bear the cost of the audit. If, based on the results of such audit, additional payments are owed by Intrinsic under this Agreement, Intrinsic will make such additional payments, with interest as set forth in 5.11, [***] after the date on which such accounting firm’s written report is delivered to Intrinsic. Arpeggio will treat the financial information subject to review under this 5.9 in accordance with the confidentiality provisions of ARTICLE 7.

5.10.	Taxes. Each Party will be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the activities of the Parties under this Agreement.

5.11.	Interest. If Intrinsic fails to make any payment due to Arpeggio under this Agreement by the deadline specified in this ARTICLE 5, interest will accrue [***] annual rate equal to [***].

ARTICLE 6. PRESS RELEASES AND PUBLICATIONS

6.1.

Press Releases; Public Disclosures. The content and timing of press releases or public disclosures under this Agreement: (i) related to the content of this Agreement will be mutually agreed upon by the Parties and issued as a joint press release of the Parties, and (ii) related to any of the MO Therapeutic Products that includes any discussion of Collaboration Data will be an Intrinsic press release with Arpeggio having five Business Days to review and comment, such comments will be considered in good faith by Intrinsic; provided however, that each Party may make disclosures permitted by, and in accordance with, ARTICLE 7. The contents of any announcement or similar publicity related to this Agreement or the MO Therapeutic Products, once released to the public, can be re-released by either Party without a requirement for re-approval.

6.2.	Publication of Collaboration Data by the Parties

(a)

The Parties, through the JRC, will formulate a publication plan that will advance the awareness of MO biology and highlight the Collaboration Data. Each scientific presentation or manuscript will be reviewed and approved by the JRC and the Joint Patent Committee prior to submission of manuscripts or scientific meeting abstracts, if practicable taking into account submission deadlines, ensuring all Collaboration Inventions are protected prior to such documents becoming publicly available.

(b)

[***] retains the right to publish, in its sole discretion, improvements to [***] that arise out of [***] work under the Research Plan; provided however, that [***] may not disclose information relating to the [***] or [***] except as provided under 6.2(a).

ARTICLE 7. CONFIDENTIALITY

7.1.

Disclosure and Use Restriction. Each Party agrees that, for so long as this Agreement is in effect and for a [***] thereafter, a Party (the “Receiving Party”) receiving Confidential Information of the other Party (the “Disclosing Party”) will (i) maintain in confidence such Confidential Information, (ii) not disclose such Confidential Information except to the Receiving Party’s employees having a need-to-know such Confidential Information, (iii) not disclose such Confidential Information to any Third Party without the prior written consent of the Disclosing Party, except for disclosures expressly permitted by this Agreement, and (iv) not use such Confidential Information for any purpose except those expressly permitted by this Agreement.

7.2.

Authorized Disclosure. To the extent that it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, a Party may disclose Confidential Information belonging to the other Party in the following instances:

(a)	filing or prosecuting patent applications in accordance with this Agreement;

(b)

communicating with Regulatory Authorities as necessary for the Development or Commercialization of a Product in a country, in accordance with this Agreement and as required in connection with any filing, application or request for Approval; provided, however, that reasonable measures will be taken to assure confidential treatment of such information;

(c)

disclosure, in connection with the performance of this Agreement and solely on a need-to-know basis, to Affiliates, potential or actual collaborators (including potential Sublicensees), potential or actual investment bankers, investors, lenders, or acquirers, or employees, independent contractors or agents, each of whom prior to disclosure must be bound by written obligations of confidentiality and non-use no less restrictive than the obligations set forth in this ARTICLE 7;

provided, however, that the Receiving Party will remain responsible for any failure by any Person who receives Confidential Information pursuant to this ARTICLE 7 to treat such Confidential Information as required under this ARTICLE 7;

(d)	disclosure pursuant to 7.3 or 7.4;

(e)	with the prior written consent of the Disclosing Party.

If Confidential Information is disclosed in accordance with this 7.2, such disclosure will not cause any such information to cease to be Confidential Information except to the extent that such permitted disclosure results in a public disclosure of such information (other than by breach of this Agreement). With respect to disclosure pursuant to clause (a) of this 7.2, the Receiving Party will seek to minimize the scope of the disclosure, will furnish only that portion of the Confidential Information which it is advised by counsel is legally required, and where reasonably possible, the Receiving Party will notify the Disclosing Party of the Receiving Party’s intent to make such disclosure pursuant to clauses (a) through (d) of this 7.2 prior to making such disclosure to allow the Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the Confidential Information.

7.3.

Required Disclosure. A Receiving Party may disclose Confidential Information pursuant to interrogatories, requests for information or documents, subpoena, civil investigative demand issued by a court or governmental agency or as otherwise required by Law; provided however, that, unless legally prohibited from doing so, the Receiving Party will notify the Disclosing Party promptly upon receipt thereof, giving (where practicable) the Disclosing Party sufficient advance notice to permit it to oppose, limit or seek confidential treatment for such disclosure, and to file for patent protection if relevant; and provided, further, that the Receiving Party will furnish only that portion of the Confidential Information which it is advised by counsel is legally required whether or not a protective order or other similar order is obtained by the Disclosing Party.

7.4.

Securities Filings. If either Party proposes to file with the Securities and Exchange Commission or the securities regulators of any state or other jurisdiction a registration statement, periodic report, or any other disclosure document which describes or refers to this Agreement under the Securities Act of 1933, as amended, the Securities Exchange Act, of 1934, as amended, or any other applicable securities Law, the Party will notify the other Party of such intention and will provide such other Party with a copy of relevant portions of the proposed filing not less than five Business Days prior to such filing, and will seek to obtain confidential treatment of any information concerning the Agreement that such other Party requests be kept confidential (except to the extent advised by counsel that confidential treatment is not available for such information), and will only disclose Confidential Information which it is advised by counsel is legally required to be disclosed. No such notice will be required under this 7.4 if the substance of the description of or reference to this Agreement contained in the proposed filing has been included in any previous filing made by either Party hereunder or otherwise approved by the other Party.

7.5.

Injunctive Relief. The Parties understand and agree that remedies at law may be inadequate to protect against any breach of any of the provisions of this ARTICLE 7 by either Party. Accordingly, each Party is entitled to seek injunctive relief by a court of competent jurisdiction against any action that constitutes a breach or threatened breach of this ARTICLE 7.

ARTICLE 8. PATENT PROSECUTION, MAINTENANCE AND ENFORCEMENT

8.1.	Joint Patent Committee

(a)

The Parties will establish a joint patent committee that will serve as the primary contact and forum for discussion between the Parties with respect to intellectual property matters arising under this Agreement (the “Joint Patent Committee” or “JPC”), and will cooperate with respect to the activities set forth in this ARTICLE 8 and strategy will be discussed with regard to prosecution, maintenance, defense and enforcement of Patents arising out of the Collaboration Inventions in connection with a Product, defense against allegations of infringement of Third Party Patents, and licenses to Third Party Patents or Know-How. The JPC will also be responsible for identifying new inventions arising out of the Collaboration Inventions are conceived by the Parties, their Affiliates or Third Party Advisors, determining the inventorship thereof in accordance with United States patent law and setting a filing strategy for such inventions.

(b)

The JPC will comprise [***]. A party may change its representatives on the Joint Patent Committee at any time. The Joint Patent Committee will meet as often as agreed by them (and at least semi-Annually), to discuss matters arising out of the activities set forth in this ARTICLE 8. The JPC will determine the JPC operating procedures at its first meeting, including the JPC’s policies for replacement of JPC members, and the location of meetings, which will be codified in the written minutes of the first JPC meeting. If either Party deems it reasonably advisable, the Parties will enter into a mutually agreeable common interest agreement covering the intellectual property matters contemplated by this Agreement. The JPC composition will include a designee from Intrinsic’s Sublicensee on a Product-by-Product basis, at such time that Intrinsic sublicenses a Product; provided, however, the JPC purpose and responsibilities will not change with the addition of a Sublicensee designee. Disputes among the members of the Joint Patent Committee shall be resolved as set forth in ARTICLE 12.

(c)	Each party shall bear its own cost of participation on the JPC.

8.2.	Prosecution and Maintenance of Patents Under this Agreement

(a)

Background Intellectual Property Owned or Controlled by a Party. Each Party will retain all rights, at its cost and expense and at its discretion, to obtain, prosecute, maintain, and enforce throughout the world any Background Intellectual Property owned or Controlled solely by such Party.

(b)

Collaboration Patents. As between the Parties, the responsibility, cost, expense, and discretion to obtain, prosecute, maintain, and enforce the Patents arising from the Collaboration Inventions (the “Collaboration Patents”) is delineated in this 8.2.

(c)

[***] Patents. [***] will be responsible at its sole cost and expense, and at its discretion, to obtain, prosecute, maintain, and enforce throughout the world any Patents arising from the Therapeutic Use Inventions (the “[***] Patents”). [***] will prosecute [***] Patents owned [***] with a good faith intention to cause such Patents to Cover all MOs subjected to Studies that are Researched or Developed by [***], its Affiliates or sublicensees.

(d)

[***] Patents. [***] will be responsible at its sole cost and expense, and at its discretion, to obtain, prosecute, maintain, and enforce throughout the world any Patents arising from the [***] Inventions (the “[***] Patents”).

(e)

Other Collaboration Patents. The Parties will share equally all costs and expenses to obtain prosecute, maintain, and enforce throughout the world any Patents arising from the Other Collaboration Inventions (the “Other Collaboration Patents”), until one Party notifies the other in writing that it has decided to discontinue obtaining, prosecuting, maintaining or enforcing any of such Other Collaboration Patents ( the “Discontinuing Party”), at such time the other Party (the “Continuing Party”) will have the right at its own expense to continue or discontinue obtaining, prosecuting, maintaining and enforcing such Other Collaboration Patent ( the “Discontinued Patents”). For clarity, all decisions of any nature whatsoever concerning Discontinued Patents will be at the sole discretion of the Continuing Party without any further obligation to the Discontinuing Party. On a Discontinued Patent-by-Discontinued Patent basis, the Discontinuing Party will assign to the Continuing Party all right, title and interest in the Discontinued Patent and the Continuing Party will grant to the Discontinuing Party a worldwide, non-sublicensable, non-exclusive license in such Party’s right, title, and interest to the Discontinued Patents for internal research purposes only. If the Continuing Party decides to discontinue obtaining, prosecuting, maintaining or enforcing any of the Discontinued Patents, there will be no obligation to notify the Discontinuing Party of such discontinuance. The JPC will make all decisions concerning the preparation, filing, and prosecution of Other Collaboration Patents.

(f)

Collaboration Patent Cooperation. Each Party will cooperate reasonably in the preparation, filing, prosecution, and maintenance of the Collaboration Patents, including the [***] Patents, [***] Patents and the Other Collaboration Patents. Such cooperation includes (a) promptly executing all papers and instruments and requiring employees to execute such papers and instruments as reasonable and appropriate so as to enable such responsible Party, to file, prosecute, and maintain such Patents in any country; and (b) promptly informing such other Party of matters that may affect the preparation, filing, prosecution, or maintenance of any such Patents.

(g)

Reporting of [***] Patents. With respect to the [***] Patents, [***] will keep [***] promptly advised of all written and electronic communications to and from all patent offices and foreign counsel, and will provide summaries of oral communications with patent offices. If [***] decides to discontinue obtaining, prosecuting, maintaining or enforcing any of such [***] Patents, it will promptly notify [***], and [***] may at its sole option and at [***] reasonable expense, continue such obtaining, prosecuting, maintaining or enforcing any of such [***] Patents.

8.3.	Enforcement of Patents

(a)

Notice of Infringement or Actions Alleging Invalidity of Patents Arising from any [***] Patent. [***] will notify [***] within a reasonable period of time if any action, suit, claim, dispute, or proceeding concerning the [***] Patents hereunder or a Product has been initiated. Any information communicated pursuant to this 8.3(a) will be treated as Confidential Information subject to the terms of ARTICLE 7.

(b)

Cooperation. [***] will provide reasonable assistance to [***] (at [***] expense), including providing access to relevant documents and other evidence, making its employees available at reasonable business hours, and joining the action as a named party to the extent necessary to allow the enforcing Party to bring or maintain the action or establish damages. If any Third Party asserts in writing or in any legal proceeding that any of the Collaboration Patents are unenforceable based on any term or condition of this Agreement, the Parties shall amend this Agreement as may reasonably be required to effect the original intent of the Parties, including to preserve the enforceability of such Collaboration Patent.

(c)	Recovery. Any damages or other monetary awards recovered with respect to any action to enforce a [***] Patent contemplated by this 8.3 will be shared as follows:

(i)	the amount of such recovery will first be applied to [***]; then

(ii)

any remaining proceeds will be treated as [***] hereunder if [***] initiated the proceeding to enforce the [***] Patents, and [***] will pay [***], as applicable, and will retain the remainder of such proceeds.

(d)

Settlement. Notwithstanding anything to the contrary under this ARTICLE 8, neither Party may enter a settlement, consent judgment or other voluntary final disposition of a suit under this ARTICLE 8 that disclaims, limits the scope of, admits the invalidity or unenforceability of, or grants a license, covenant not to sue or similar immunity under a Therapeutic Use Patent or Other Collaboration Patent without first obtaining the written consent of the other Party.

(e)

35 USC 271(e)(2) Infringement. Notwithstanding anything to the contrary in this 8.3, solely with respect to the Therapeutic Use Patents for an infringement under 35 USC 271(e)(2), the time period set forth in 8.3(a) during which a Party will have the initial right to bring a Proceeding will be shortened to a total of 25 days, so that, to the extent the other Party has the right, pursuant to such Section to initiate a Proceeding if the first Party does not initiate a Proceeding, such other Party will have such right if the first Party does not initiate a Proceeding within [***] after such first Party’s receipt of written notice of such Competitive Infringement.

(f)

Enforcement of Other Collaboration Patents. Subject to the provisions of this 8.3(f), each Party shall have the right to bring any litigation against any third party under any Joint Patent, without the consent of the other Party. The other Party hereby consents to be joined as a party to the litigation, if required. Each Party will notify the other, in writing, at [***] prior to institution of any litigation involving one or more Other Collaboration Patents. The Parties agree to negotiate with each other, in good faith, in the event that either Party determines that litigation is not in its best interests, and that there is a preferable alternative available that would satisfy the interests of both Parties. Unless otherwise agreed by the Parties, the Party initiating any litigation involving any Joint Patent (A) shall promptly notify the other Party of the initiation of such litigation, (B) shall have sole control of the litigation, (C) shall incur all expenses and costs (including reasonable expenses associated with requested participation of the joined other Party as co-owner), and (D) shall retain any and all amounts recovered as a result of such litigation without accounting therefor to the other Party. Each Party shall promptly notify the other Party if any third party asserts by lawsuit, license discussions or otherwise any invalidity claims as to any Joint Patent.

8.4.

Joint Research Agreement Under the Leahy-Smith American Invents Act. If a Party intends to invoke its rights under 35 U.S.C. § 102(c) of the Leahy-Smith America Invents Act, it will notify the other Party, and the Parties will use reasonable efforts to cooperate and coordinate their activities with such Party with respect to any submissions, filings or other activities in support thereof. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in 35 U.S.C. § 100(h).

8.5.

Patent Term Extension. The JPC will select the optimal [***]se Patent under this Agreement, taking into account scope, validity, term, and other relevant factors, to apply for patent term extension, wherever applicable to an MO Therapeutic Product.

8.6.

Orange Book Listing. Intrinsic will promptly, accurately, and completely list, with the applicable Regulatory Authorities during the Agreement Term, all applicable Therapeutic Use Patents that Cover an MO Therapeutic Product. Prior to such listings, the Parties will meet, through the Joint Patent Committee, to evaluate and identify all applicable Patents, and Intrinsic will have the right to review, where reasonable, original records relating to any invention for which Patents are being considered by the Joint Patent Committee for any such listing. Notwithstanding the preceding sentence, Intrinsic will retain final decision-making authority as to the listing of all applicable Therapeutic Use Patents applicable to each Approval.

8.7.

Patent Marking. Intrinsic shall, and shall require its Affiliates and Sublicenses, to the extent applicable, mark Products sold by it hereunder (in a reasonable manner consistent with industry custom and practice) with appropriate Therapeutic Use Patent numbers or indicia to the extent permitted by Applicable Law, in those countries in which such markings or such notices impact recoveries of damages or equitable remedies available with respect to infringement of Therapeutic Use Patents.

8.8.

Rights in Bankruptcy. All rights and licenses granted by Arpeggio to Intrinsic under this Agreement are, for purposes of Section 365(n) of the U.S. Bankruptcy Code (i.e., Title 11 of the U.S. Code) or analogous provisions of Applicable Law outside the United States, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or analogous provisions of Applicable Law outside the United States. The Parties agree that Intrinsic, as the licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or any other provisions of Applicable Law outside the United States that provide similar protection for ‘intellectual property.’

ARTICLE 9. TERM AND TERMINATION

9.1.

Agreement Term; Expiration. This Agreement is effective as of the Effective Date and, unless earlier terminated pursuant to the other provisions of this ARTICLE 9, will continue in full force and effect until the expiration of all existing or anticipated payment obligations under this Agreement with respect to the last Product in all countries (the “Term”).

9.2.	Termination of the Agreement

(a)	Termination for Material Breach

(i)

Intrinsic’s Right to Terminate. If Intrinsic believes that Arpeggio is in material breach of this Agreement, then Intrinsic may deliver written notice of such material breach to Arpeggio. If the breach is curable, Arpeggio will have [***] to cure such breach. If Arpeggio fails to cure such breach within the [***] period, or if the breach is not subject to cure, Intrinsic may terminate this Agreement by providing written notice to Arpeggio.

(ii)

Arpeggio’s Right to Terminate. If Arpeggio believes that Intrinsic is in material breach of this Agreement, then Arpeggio may deliver written notice of such material breach to Intrinsic. If the breach is curable, Intrinsic will have [***] to cure such breach (except to the extent such breach involves the failure to make a payment when due, which breach must be cured within [***] following such notice). If Intrinsic fails to cure such breach within the [***] or [***] period, as applicable, or if the breach is not subject to cure, Arpeggio may terminate this Agreement by providing written notice to Intrinsic.

(b)

Termination for Insolvency. Either Party may terminate this Agreement if, at any time, the other Party files in any court or agency pursuant to any statute or regulation of any state or country a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of substantially all of its assets; or if the other Party proposes a written agreement of composition or extension of substantially all of its debts; or if the other Party will be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition will not be dismissed within [***] after the filing thereof; or if the other Party will propose or be a party to any dissolution.

(c)

Disputes Regarding Material Breach. Notwithstanding the foregoing, if the breaching party in 9.2(a) disputes in good faith the existence, materiality, or failure to cure of any such breach which is not a payment breach, and provides notice to the non-breaching party of such dispute within such [***] period, the non-breaching party will not have the right to terminate this Agreement in accordance with 9.2(a), unless and until it has been determined in accordance with ARTICLE 12 that this Agreement was materially breached by the Breaching Party and the Breaching Party fails to cure such breach within [***] following such determination. It is understood and acknowledged that during the pendency of such dispute, all the terms of this Agreement will remain in effect and the Parties will continue to perform all of their respective obligations hereunder, including satisfying any payment obligations.

9.3.	Consequences of Termination

(a)

In General. If this Agreement expires or is terminated by a Party in accordance with this ARTICLE 9 at any time and for any reason, the following terms will apply to any Product that is the subject of such expiration or termination:

(i)

Return of Information and Materials. The Parties will return (or destroy, as directed by the other Party) all data, files, records and other materials containing or comprising the other Party’s Confidential Information, except to the extent such Confidential Information is necessary or useful to conduct ongoing Development or Commercialization activities related to a Product. Notwithstanding the foregoing, the Parties will be permitted to retain one copy of such data, files, records, and other materials for archival and legal compliance purposes.

(ii)

Accrued Rights. Termination or expiration of this Agreement for any reason will be without prejudice to any rights or financial compensation that will have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration will not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement. For purposes of clarification, milestone payments under 5.2 accrue as of the date the applicable Milestone Event is achieved even if the payment is not due at that time.

(iii)

Survival. The following provisions of this Agreement will survive the expiration or termination of this Agreement: 5.8 (Records Retention), 5.9 (Audits), ARTICLE 6 (ARTICLE 6. Press Releases and Publications), ARTICLE 7 (Confidentiality), 8.2(e) (Other Collaboration Patents), 8.2(f) (Collaboration Patent Cooperation), 8.3(f) (Enforcement of Other Collaboration Patents), 9.3 (Consequences of Expiration or Termination of the Agreement), ARTICLE 10 (Indemnification; Insurance), 11.5 (Disclaimer), ARTICLE 13 (Miscellaneous) and APPENDIX 1 (Definitions) (to the extent definitions are embodied in the foregoing listed Articles and Sections). Notwithstanding anything to the contrary in this Agreement, Intrinsic’s obligations to pay milestones under Section 5.2, to negotiate non-therapeutic product opportunities as required by Section 5.3, and to pay royalties pursuant to Section 5.4 for MOs that have been subjected to Studies will survive the termination of this agreement.

ARTICLE 10. INDEMNIFICATION AND INSURANCE

10.1.	Indemnification

(a)

By Arpeggio. Arpeggio”), from and against any and all liabilities, damages, losses, costs and expenses including the reasonable fees of attorneys (collectively “Losses”) arising out of or resulting from any and all Third Party suits, claims, actions, proceedings or demands (“Claims”) based upon:

(i)

the negligence, recklessness or willful misconduct of Arpeggio its Affiliates and/or licensors and its or their respective directors, officers, employees and agents, in connection with Arpeggio’s performance of its obligations or exercise of its rights under this Agreement; or

(ii)	any breach of any representation, warranty or express covenant made by Arpeggio in this Agreement;

except, in each case above, to the extent such Losses arose out of or resulted from (a) the reckless or willful misconduct of any Intrinsic Indemnitee, (b) any breach by Intrinsic of any of its representations, warranties, or covenants in this Agreement, or (c) any breach of Applicable Law by any Intrinsic Indemnitee.

(b)

By Intrinsic. Intrinsic will indemnify, defend and hold harmless Arpeggio and its Affiliates, and its or their respective directors, officers, employees and agents (each, a “Arpeggio Indemnitee”), from and against any and all Losses arising out of or resulting from any and all Claims based upon:

(i)

the negligence, recklessness, or willful misconduct of Intrinsic, its Affiliates and/or licensors and its or their respective directors, officers, employees, and agents, in connection with Intrinsic’s performance of its obligations or exercise of its rights under this Agreement;

(ii)	any breach of any representation, warranty or express covenant made by Intrinsic in this Agreement; or

(iii)	a claim for death or bodily injury or property damage arising in connection with the Development or Commercialization of any Intrinsic product or service.

except, in each case above, to the extent such Losses arose out of or resulted from (i) the reckless or willful misconduct of any Arpeggio Indemnitee, (ii) any breach by Arpeggio of any of its representations, warranties, or covenants in this Agreement, or (iii) any breach of Applicable Law by any Arpeggio Indemnitee.

10.2.

Procedure. If a Person entitled to indemnification under 10.1(a) or 10.1(b) (an “Indemnitee”) seeks such indemnification, such Indemnitee will inform the indemnifying Party in writing of a Third Party Claim as soon as reasonably practicable after such Indemnitee receives notice of such Third Party Claim; provided, however, that the failure to so notify the indemnifying Party shall not relieve the indemnifying Party of its obligations hereunder except to the extent such failure shall have actually materially prejudiced the indemnifying Party.

10.3.	Defense of Third-Party Claims

(a)

Control of the Defense. If (y) both Parties are named as defendants in the Third Party Claim and at least one Party seeks indemnification hereunder, or (z) the Third Party Claim relates to a Product liability claim or a claim for the infringement of Third Party intellectual property by a Product, then, within [***] after receipt of such notice, the Parties will use good faith efforts to mutually agree on which Party will assume control of the defense of such Third Party Claim.

Unless covered by the above, if a Party is named as a defendant in the Third Party Claim and seeks indemnification hereunder, then, within [***] after receipt of such notice, the indemnifying Party may, upon written notice thereof to and prior written approval of the Indemnitee, assume control of the defense of the Third Party Claim. If the Indemnitee does not provide its written approval for the indemnifying Party to assume control of the defense of such Third Party Claim, then the indemnifying Party will be relieved of any obligation under this Agreement to indemnify and defend the Indemnitee for such Third Party Claim, unless both Parties agree in good faith after the final and binding decision of the court or other authority ruling upon such defense of the Third Party Claim, that such defense was duly conducted by the Indemnitee. If the indemnifying Party receives written approval from the Indemnitee to assume control of the defense but does not assume such control, then the Indemnitee shall control such defense and, at the conclusion of the Third Party Claim, will be entitled to recover from the other Party its defense costs, any damages awarded against such Indemnitee from such Third Party Claim, or any settlements made in accordance with 10.3(c) from such Third Party Claim.

(b)

Participation and Cooperation. The Party not controlling any such defense hereunder may participate therein at its own expense. The Party controlling such defense shall keep the other Party advised of the status of such Third-Party Claim and the defense thereof and shall consider in good faith reasonable recommendations made by the other Party with respect thereto. The Party not controlling such defense shall, and shall cause each of its Affiliates and each of their respective directors, officers and employees to reasonably cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include reasonable retention by such Party of records and information that are reasonably relevant to such Third Party Claim, and making such Party, its Affiliates and its and their respective directors, officers and employees available on a mutually convenient basis to provide additional information and explanation of any records or information provided, and the Party controlling the defense of such Third Party Claim shall reimburse the respective other Party for all of its related reasonable out-of-pocket expenses.

(c)

Settlement of Third-Party Claim. No Indemnitee shall agree to any settlement of any such Third-Party Claim without the prior written consent of the indemnifying Party, which shall not be unreasonably withheld, delayed, or conditioned. The indemnifying Party shall not agree to any settlement of such Third Party Claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnitee from all liability with respect thereto or that imposes any liability or obligation on the Indemnitee without the prior written consent of the Indemnitee which shall not be unreasonably withheld, conditioned or delayed.

10.4.

Insurance. Each Party will maintain, at its cost, reasonable insurance against liability and other risks associated with its activities contemplated by this Agreement, including but not limited to its indemnification obligations herein, in such amounts and on such terms as are customary for prudent practices for companies of similar size and with similar resources in the pharmaceutical industry for the activities to be conducted by it under this Agreement taking into account the scope of development of products. Intrinsic will, upon the initiation of Clinical Trials of an MO Therapeutic Product, carry comprehensive or commercial general liability insurance (contractual liability included) with limits of at least (i) [***] each occurrence, [***] dollars (US$[***]); (ii) products/completed operations aggregate, [***] dollars (US$[***]); (iii) personal and advertising injury, [***] dollars (US$[***]); and (iv) general aggregate (commercial form only), [***] dollars (US$[***]).

ARTICLE 11. REPRESENTATIONS, WARRANTIES AND COVENANTS

11.1.	Representations and Warranties of the Parties. Each Party hereby represents and warrants, as of the Effective Date, to the other Party that:

(a)

it has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, and that it has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

(b)

this Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity; and

(c)

it has all necessary consents, approvals and authorizations of all government or regulatory bodies and other parties required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained.

11.2.	Representations and Warranties of Arpeggio. Arpeggio hereby represents and warrants, as of the Effective Date, to Intrinsic that:

(a)	To the best of its knowledge and belief, Arpeggio possesses all necessary intellectual property rights to conduct the contemplated Studies using the Arpeggio Technology;

(b)

To the best of its knowledge and belief, there are no obligations that exist which would prevent Arpeggio from performing the Studies and from assigning the resulting Therapeutic Use Inventions and Therapeutic Use Patents to Intrinsic;

(c)

There are no claims, judgments or settlements against or owed by Arpeggio or its Affiliates or pending against it or, to the best of Arpeggio’s knowledge, threatened against Arpeggio, in each case relating to the Arpeggio Technology that could impact activities under this Agreement;

(d)

None of the Arpeggio Background Intellectual Property necessary to perform its obligations under this Agreement is currently involved in any interference, reissue, re-examination, cancellation or opposition proceeding and neither Arpeggio nor any of its Affiliates, has received any written notice from any person, or has knowledge, of such actual or threatened proceeding; and

(e)	Arpeggio has the ability to work exclusively Intrinsic as set forth in this Agreement.

11.3.	Representations and Warranties of Intrinsic. Intrinsic hereby represents and warrants, as of the Effective Date, to Arpeggio that:

(a)	To the best of its knowledge and belief, Intrinsic possesses the necessary intellectual property rights to perform its obligations under the contemplated Studies;

(b)

To the best of its knowledge and belief, there are no obligations that exist which would prevent from performing the Studies and from assigning the resulting Arpeggio Technology Investios and Arpeggio Technology Patents to Intrinsic;

(c)

There are no claims, judgments or settlements against or owed by Intrinsic or its Affiliates or pending against it or, to the best of Intrinsic’s knowledge, threatened against Intrinsic, in each case relating to the MOs that could impact activities under this Agreement;

(d)

None of the Intrinsic Background Intellectual Property necessary to perform its obligations under this Agreement is currently involved in any interference, reissue, re-examination, cancellation or opposition proceeding and neither Intrinsic, nor any of its Affiliates, has received any written notice from any person, or has knowledge, of such actual or threatened proceeding; and

(e)	Intrinsic has the ability to work exclusively with Arpeggio as set forth in this Agreement.

11.4.	Covenants of Arpeggio. Arpeggio hereby covenants to that, except as expressly permitted under this Agreement:

(a)

Arpeggio will not amend, modify or terminate any Arpeggio In-License Agreement (listed in Exhibit 11.4) in a manner that would adversely affect Arpeggio’s rights to perform its obligations under this Agreement, without first obtaining Intrinsic’s written consent, which consent may be withheld in Intrinsic’s sole discretion;

(b)

Arpeggio will not enter into any new agreement or other obligation with any Third Party, or amend an existing agreement with a Third Party, in each case that restricts, limits or encumbers the rights granted to Intrinsic under this Agreement; and

11.5.

Disclaimer of Warranty. NEITHER PARTY WARRANTS THAT ANY PRODUCT WILL BE SUCCESSFULLY DEVELOPED OR COMMERCIALIZED HEREUNDER. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS ARTICLE 11 ARPEGGIO AND INTRINSIC MAKE NO REPRESENTATIONS AND GRANT NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND ARPEGGIO AND INTRINSIC EACH SPECIFICALLY DISCLAIM ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE 12. DISPUTE RESOLUTION

12.1.

Resolution by Senior Representatives. The Parties will seek to settle amicably any and all disputes, controversies or claims arising out of or in connection with this Agreement (a “Dispute”). A Party may initiate this dispute resolution procedure by notifying the other Party that it intends to do so, said notification to include a detailed description of the dispute and the efforts made to resolve the dispute (a “Dispute Notification”. Within [***] of a Dispute Notification, the Dispute will be presented in writing to the [***] (the “Senior Representatives”), or their respective designees, for resolution. [***] of a Dispute Notification, such Senior Representatives, or their respective designees, will meet in-person or by teleconference as soon as reasonably possible thereafter, and use their good faith efforts to agree upon the resolution of the dispute, controversy or claim. If a dispute between the Parties arising out of or relating to the validity or interpretation of, compliance with, breach or alleged breach of or termination of this Agreement cannot be resolved within [***] of the relevant Dispute Notification, either Party may refer such dispute to binding arbitration to be conducted as set forth below in this 12.2. For clarification, any dispute relating to the validity or scope of any Patent will not be subject to arbitration.

12.2.	Arbitration

(a)

If the Parties fail to resolve the Dispute through the meeting of the Senior Representatives within the time limits set forth in 12.1, and a Party desires to pursue resolution of the Dispute, the Dispute will be submitted by either Party for resolution in binding arbitration pursuant to the then current CPR Non-Administered Arbitration Rules (“CPR Rules”) (www.cpradr.org), except where they conflict with these provisions, in which case these provisions control. The arbitration will be held in [***]. All aspects of the arbitration will be treated as Confidential Information.

(b)

The arbitrators will be chosen from the CPR Panel of Distinguished Neutrals unless a candidate not on such panel is approved by both Parties. Each arbitrator will be a lawyer with at least 15 years of experience with a law firm or corporate law department of over 25 lawyers or who was a judge of a court of general jurisdiction. To the extent that the Dispute requires special expertise, the Parties will so inform CPR prior to the beginning of the selection process.

(c)

The arbitration tribunal will consist of [***] arbitrators, of whom each Party will designate one in accordance with the “screened” appointment procedure provided in CPR Rule 5.4. The chair will be chosen in accordance with CPR Rule 6.4.

(d)	If, however, the aggregate award sought by the Parties is less than $[***] and equitable relief is not sought, a single arbitrator will be chosen in accordance with the CPR Rules.

(e)	Candidates for the arbitrator position(s) may be interviewed by representatives of the Parties in advance of their selection, provided that all Parties are represented.

(f)

The Parties agree to select the arbitrator(s) within [***] of initiation of the arbitration. The hearing will be concluded within six months after selection of the arbitrator(s) and the award will be rendered within [***] the conclusion of the hearing, or of any post hearing briefing, which briefing will be completed by both sides within [***] after the conclusion of the hearing. If the Parties cannot agree upon a schedule, then the arbitrator(s) will set the schedule following the time limits set forth above as closely as practical.

(g)

The hearing will be concluded in [***]. Multiple hearing days will be scheduled consecutively to the greatest extent possible. A transcript of the testimony adduced at the hearing will be made and will be made available to each Party.

(h)

The arbitrator(s) will be guided, but not bound, by the CPR Protocol on Disclosure of Documents and Presentation of Witnesses in Commercial Arbitration (www.cpradr.org) (“CPR Protocol”). The Parties will attempt to agree on modes of document disclosure, electronic discovery, witness presentation, etc. within the parameters of the CPR Protocol. If the Parties cannot agree on discovery and presentation issues, the arbitrator(s) will decide on presentation modes and provide for discovery within the CPR Protocol, understanding that the Parties contemplate reasonable discovery.

(i)

The arbitrator(s) will decide the merits of any Dispute in accordance with the law governing this Agreement, without application of any principle of conflict of laws that would result in reference to a different law. The arbitrator(s) may not apply principles such as “amiable compositeur” or “natural justice and equity.”

(j)

The arbitrator(s) are expressly empowered to decide dispositive motions in advance of any hearing and will endeavor to decide such motions as would a United States District Court Judge sitting in the jurisdiction whose substantive law governs.

(k)

The arbitrator(s) will render a written opinion stating the reasons upon which the award is based. The Parties consent to the jurisdiction of the United States District Court for the district in which the arbitration is held for the enforcement of these provisions and the entry of judgment on any award rendered hereunder. Should such court for any reason lack jurisdiction, any court with jurisdiction may act in the same fashion.

(l)

Each Party has the right to seek from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the Dispute. Rule 14 of the CPR Rules does not apply to this Agreement.

(m)

EXCEPT IN THE CASE OF COURT ACTIONS PERMITTED BY 12.3, AND FOR CLAIMS NOT SUBJECT TO ARBITRATION PURSUANT TO 12.2, EACH PARTY HERETO WAIVES: (1) ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY, (2) WITH THE EXCEPTION OF RELIEF MANDATED BY STATUTE, ANY CLAIM TO PUNITIVE, EXEMPLARY, MULTIPLIED, INDIRECT, CONSEQUENTIAL OR LOST PROFITS/REVENUES DAMAGES, AND (3) ANY CLAIM FOR ATTORNEY FEES, COSTS AND PREJUDGMENT INTEREST.

(n)

Each Party will bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and will pay an equal share of the fees and costs of the arbitrator; provided, however, the arbitrator will be authorized to determine whether a Party is the prevailing party, and if so, to award to that prevailing party reimbursement for any or all of its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.), and/or the fees and costs of the administrator and the arbitrator.

12.3.

Injunctive Relief; Court Actions. Notwithstanding anything to the contrary in this Agreement, each Party will be entitled to seek from any court of competent jurisdiction, in addition to any other remedy it may have at law or in equity, injunctive or other equitable relief in the event of an actual or threatened breach of this Agreement by the other Party, without the posting of any bond or other security, and such an action may be filed and maintained notwithstanding any ongoing discussions between the Parties or any ongoing arbitration proceeding. The Parties agree that in the event of a threatened or actual material breach of this Agreement injunctive or equitable relief may be an appropriate remedy. In addition, either Party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to the validity, construction, scope enforceability, infringement or other violations of Patents or other intellectual property rights, and no such claim will be subject to arbitration pursuant to 12.2.

ARTICLE 13. MISCELLANEOUS

13.1.

Assignment and Successors. Neither this Agreement nor any obligation of a Party hereunder may be assigned by either Party without the consent of the other, which will not be unreasonably withheld, delayed or conditioned, except that each Party may assign this Agreement and the rights, obligations and interests of such Party, without the other Party’s consent, to any of its Affiliates, to any purchaser of all or substantially all of its business or assets to which this Agreement relates or to any successor corporation resulting from any merger, consolidation, share exchange or other similar transaction.

13.2.

Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable by a court of competent jurisdiction, such adjudication will not affect or impair, in whole or in part, the validity, enforceability, or legality of any remaining portions of this Agreement. All remaining portions will remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable, or illegal part. The Parties agree to use good faith, reasonable efforts to replace the illegal, invalid, or unenforceable provision with a legal, valid, and enforceable provision that achieves similar economic and non-economic effects as the severed provision.

13.3.

Governing Law; Jurisdiction. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Colorado, USA without reference to any rules of conflicts of laws. Subject to 12.2 each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any federal court of the United States of America sitting in Colorado and any appellate court having jurisdiction thereover, in any action in aid of arbitration, and each of the Parties hereby irrevocably and unconditionally agrees that all actions in aid of arbitration may be heard and determined in any such federal court in Massachusetts. Notwithstanding the foregoing or anything to the contrary herein, any dispute relating to the scope, validity, enforceability or infringement of any Patents will be governed by and construed and enforced in accordance with the patent laws of the applicable jurisdiction.

13.4.

Force Majeure. No Party will be held responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in performing any obligation of this Agreement when such failure or delay is due to force majeure, and without the fault or negligence of the Party so failing or delaying. For purposes of this Agreement, force majeure means a cause beyond the reasonable control of a Party, which may include acts of God; acts, regulations, or laws of any government; war; terrorism; civil commotion; fire, flood, earthquake, tornado, tsunami, explosion or storm; pandemic; epidemic and failure of public utilities or common carriers. In such event the Party so failing, or delaying will immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice will be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled for up to a maximum of 90 days, after which time the Parties will negotiate in good faith any modifications of the terms of this Agreement that may be necessary to arrive at an equitable solution, unless the Party giving such notice has set out a reasonable timeframe and plan to resolve the effects of such force majeure and executes such plan within such timeframe. To the extent possible, each Party will use reasonable efforts to minimize the duration of any force majeure.

13.5.

Notices. Any notice or request required or permitted to be given under or in connection with this Agreement will be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), or overnight express courier service (receipt verified), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

If to Arpeggio, addressed to:	[***]
Arpeggio Biosciences, Inc.
[***]
[***]

with a copy to:	[***]
Arpeggio Biosciences, Inc
[***]
[***]

If to Intrinsic, addressed to:	Alex Martinez
Intrinsic Medicine, Inc.
[***]
[***]

with a copy to:	Jason D Ferrone
Intrinsic Medicine, Inc.
[***]
[***]

or to such other address for such Party as it will have specified by like notice to the other Party; provided that notices of a change of address will be effective only upon receipt thereof. If delivered personally, the date of delivery will be deemed to be the date on which such notice or request was given. If sent by overnight express courier service, the date of delivery will be deemed to be the next Business Day after such notice or request was deposited with such service. If sent by certified mail, the date of delivery will be deemed to be the third Business Day after such notice or request was deposited with the U.S. Postal Service.

13.6.

Export Clause. Each Party acknowledges that the laws and regulations of the United States restrict the export and re-export of commodities and technical data of United States origin. Each Party agrees that it will not export or re-export restricted commodities or the technical data of the other Party in any form without the appropriate United States and foreign government licenses.

13.7.

Waiver. Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances will be construed as a continuing waiver or subsequent waiver of such condition or term or of another condition or term.

13.8.

Entire Agreement; Modifications. This Agreement (including the attached Appendices and Schedules) sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof, and all prior agreements, understanding, promises and representations, whether written or oral, with respect thereto are superseded hereby. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein. No amendment, modification, release, or discharge will be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

13.9.

Independent Contractors. Nothing herein will be construed to create any relationship of employer and employee, agent and principal, partnership, or joint venture between the Parties. Each Party is an independent contractor. Neither Party will assume, either directly or indirectly, any liability of or for the other Party. Neither Party will have the authority to bind or obligate the other Party, and neither Party will represent that it has such authority.

13.10.

Books and Records. Any books and records to be maintained under this Agreement by a Party or its Affiliates or Sublicensees will be maintained in accordance with U.S. GAAP (or any successor standard), consistently applied.

13.11.

Further Actions. Each Party will execute, acknowledge, and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Agreement. If a Party requests any data and results generated by the other Party under this Agreement, such other Party will disclose to the requesting Party such data and results as promptly as reasonably possible under the circumstances.

13.12.

Construction of Agreement. The terms and provisions of this Agreement represent the results of negotiations between the Parties and their representatives and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms and provisions of this Agreement will be interpreted and construed in accordance with their usual and customary meanings, and each of the Parties hereto hereby waives the application in connection with the interpretation and construction of this Agreement of any rule of law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement will be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement.

13.13.

Supremacy. In the event of any express conflict or inconsistency between this Agreement and any Schedule or Appendix hereto, the terms of this Agreement will apply. The Parties understand and agree that the Schedules identifying the Licensed Technology are not intended to be the final and complete embodiment of any terms or provisions of this Agreement, and are to be updated from time to time during the Agreement Term, as appropriate and in accordance with the provisions of this Agreement.

13.14.

Counterparts. This Agreement may be signed electronically (e.g., via DocuSign) and in counterparts, each of which will be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies of this Agreement from separate computers or printers. Signatures transmitted via electronic mail in PDF format will be treated as original signatures.

13.15.

Compliance with Laws. Each Party will, and will ensure that its Affiliates and Sublicensees will, comply with all relevant laws and regulations in exercising its rights and fulfilling its obligations under this Agreement.

13.16.

Debarment. Neither Party is debarred under the United States Federal Food, Drug and Cosmetic Act or comparable Applicable Laws and it does not, and will not during the Agreement Term, employ or use the services of any person or entity that is debarred, in connection with the Development, Manufacture or Commercialization of the Products. If either Party becomes aware of the debarment or threatened debarment of any person or entity providing services to such Party, including the Party itself and its Affiliates or Sublicensees, which directly or indirectly relate to activities under this Agreement, the other Party will be immediately notified in writing.

13.17.

Interpretation. Except as otherwise explicitly specified to the contrary, (a) references to a section, exhibit or schedule means a section of, or schedule or exhibit to this Agreement, unless another agreement is specified, (b) the word “including” (in its various forms) means “including without limitation,” (c) the words “shall” and “will” have the same meaning, (d) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (e) words in the singular or plural form include the plural and singular form, respectively, (f) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement, (g) unless otherwise specified, “$” is in reference to United States dollars, and (h) the headings contained in this Agreement, in any exhibit or schedule to this Agreement are for convenience only and will not in any way affect the construction of or be taken into consideration in interpreting this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their representatives thereunto duly authorized as of the Effective Date.

ARPEGGIO BIOSCIENCES INC		INTRINSIC MEDICINE INC

By		By
Name	Joey Azofeifa	Name	Alex Martinez
Title	Chief Executive Officer	Title	Chief Executive Officer
Date		Date

APPENDIX 1

DEFINITIONS

“Affiliate” of an entity means any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such first entity, but such an entity will be deemed to be an Affiliate only for the duration of such control. For purposes of this definition only, “control” (and, with correlative meanings, the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities or by contract relating to voting rights or corporate governance.

“Agreement” means this Agreement, together with all Schedules and Appendices attached hereto as the same may be amended or supplemented from time to time in accordance with the terms of this Agreement.

“Annual” or “Annually” means the period covering a Calendar Year or occurring once per Calendar Year, as the context requires.

“Applicable Law” or “Law” means all applicable laws, statutes, rules, regulations and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, agency or other body, domestic or foreign, including but not limited to any applicable rules, regulations, guidelines, or other requirements of the Regulatory Authorities that may be in effect from time to time.

“Approval” means, with respect to any Product in any regulatory jurisdiction, approval from the applicable Regulatory Authority sufficient for the manufacture, distribution, use, and sale of the Product in such jurisdiction in accordance with Applicable Laws.

“Arpeggio” means Arpeggio Biosciences, Inc., or its successors in interest.

“Arpeggio Indemnitee” has the meaning set forth in 10.1(b).

“Arpeggio In-License Agreement” means a license agreement that grants Arpeggio rights in intellectual property necessary to perform the Arpeggio Technology as contemplated under the Research Plan; such agreements are listed in Exhibit 11.4.

“Background Intellectual Property” means intellectual property arising prior to, or outside the scope of, the Research Plan.

“Business Day” means any day, other than Saturday, Sunday or any statutory holiday or bank holiday in the United States.

“Calendar Quarter” or “Quarterly” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30, and December 31.

“Calendar Year” means each successive period of 12 months commencing on January 1 and ending on December 31.

“Claims” has the meaning set forth in 10.1(a).

“Clinical Study” or “Clinical Studies” means a phase 1 Clinical Study, Phase 2 Clinical Study, or Phase 3 Clinical Study, or such other study in humans that is conducted in accordance with good clinical practices and is designed to generate data in support or maintenance of an NDA, MAA or other similar marketing application.

“Collaboration Budget” has the meaning set forth in 2.1.

“Collaboration Data” has the meaning set forth in 2.2(c)(v).

“Collaboration Inventions” means [***].

“Commercialize,” “Commercializing” and “Commercialization” means activities directed to manufacturing, obtaining pricing and reimbursement approvals, marketing, promoting, distributing, importing, selling, or using a Product.

“Completion” means when Intrinsic received the primary endpoint data from a Clinical Study generated under the statistical analysis plan of such Clinical Study.

“Confidential Information” means [***].

“Control” or “Controlled” with respect to intellectual property, means possession of the ability to grant a license or sublicense hereunder without violating the terms of any agreement with any Third Party and with no additional compensation other than contingent value being due to such Third Party.

“Cover” or “Covered” or “Covering” means, with respect to a Patent, that, but for rights granted to a Person under such Patent, the practice by such Person of an invention claimed in such Patent would infringe a Valid Claim included in such Patent, or in the case of a Patent that is a patent application, would infringe a Valid Claim in such patent application if it were to issue as a patent.

“CPR Rules” has the meaning set forth in ARTICLE 12.

“Development” or “Develop” or “Developing” means [***]

“Discontinued Patent” has the meaning set forth in 8.2(e).

“Disclosing Party” has the meaning set forth in 7.1.

“Dollars” or “$” means the lawful currency of the United States.

“Effective Date” has the meaning set forth in the opening paragraph of this Agreement.

“EMA” means the European Regulatory Authority known as the European Medicines Agency and any successor agency thereto.

“FDA” means the United States Food and Drug Administration and any successor agency thereto.

“First Commercial Sale” means the first sale of a Product by Intrinsic, its Affiliate or its Sublicensee to a Third Party in a particular country after Approval of such Product has been obtained in such country.

“GAAP” means generally accepted accounting principles of the United States consistently applied, or for any non-US entity (i) international financial reporting standards (IFRS) consistently applied, or (ii) for such non-US entity that does not use IFRS, the generally accepted accounting rules in its home jurisdiction for entities of a similar size in the same industry, consistently applied throughout its organization.

“IND” means an Investigational New Drug Application (as defined in the Food, Drug and Cosmetic Act, as amended) filed with the FDA or any equivalent application for authorization to commence human clinical trials in other countries or regulatory jurisdictions.

“IND-Enabling Toxicology Studies” mean in vivo studies with the objective of determining the no adverse event level of a particular MO Therapeutic Product under Good Laboratory Practices for inclusion into an IND to support Clinical Studies of such MO Therapeutic Product.

“Initiate” or “Initiation” means, with respect to a human Clinical Trial, the dosing of the first patient or subject in accordance with such Clinical Trial.

“Intrinsic” means Intrinsic Medicine, Inc., or its successors in interest.

“Intrinsic Indemnitee” has the meaning set forth in 10.1(a).

“Investigators Brochure” means a compilation of clinical and nonclinical data on an investigational product relevant to the study of the product in human subjects.

“Joint Patent Committee” or “JPC” has the meaning set forth in 8.1.

“Joint Research Committee” or “JRC” has the meaning set forth in 2.2.

“Know-How” means any [***].

“Losses” has the meaning set forth in 10.1(a).

“MO Therapeutic Product” means any pharmaceutical preparation that contains a Product and is Covered by a Valid Claim of Therapeutic Use Patent.

“NDA” means a New Drug Application filed with the FDA after completion of clinical trials to obtain marketing approval for the applicable Product in the United States, or a foreign equivalent thereof.

“Net Sales” means, with respect to any Product, the [***] after deduction (if not already deducted in the amount invoiced) of the following items with respect to sales of such Product:

[***]

[***]

[***]

[***]

“Other Collaboration Inventions” has the meaning given in 3.6.

“Other Collaboration Patents” has the meaning given in 8.2(e).

“Patent(s)” means (a) patents, patent applications and similar government-issued rights protecting inventions in any country or jurisdiction however denominated, (b) all priority applications, divisionals, continuations, substitutions, continuations-in-part of and similar applications claiming priority to any of the foregoing, and (c) all patents and similar government- issued rights protecting inventions issuing on any of the foregoing applications, together with all registrations, reissues, renewals, re-examinations, confirmations, supplementary protection certificates, and extensions of any of (a), (b) or (c).

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, business trust, joint venture company, governmental authority, association or other entity.

“Phase 2 Clinical Study” means a human clinical study of an MO Therapeutic Product, conducted in any country that is intended to explore a variety of doses, dose response and duration of effect to generate initial evidence of clinical safety and activity in a target patient population, that would satisfy the requirements of 21 CFR 312.21(b) (but does not provide data sufficient to file an NDA), or equivalent clinical studies required by a Regulatory Authority in a jurisdiction outside of the United States. A “Phase 2 Clinical Study” includes any human clinical trial that has an efficacy endpoint.

“Phase 3 Clinical Study” means a clinical study to compare an MO Therapeutic Product to an existing treatment.

“PMDA” means the Pharmaceutical and Medical Device Agency of Japan.

“Product” means an MO or combination of MOs.

“Receiving Party” has the meaning set forth in 7.1.

“Regulatory Authority” means any governmental authority, including FDA, EMA, or PMDA, that has responsibility for granting any licenses or approvals or granting pricing and/or reimbursement approvals necessary for the marketing and sale of a Product in any country.

“Regulatory Documentation” means all applications, registrations, licenses, authorizations and approvals (including all Approvals), all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority), all supporting documents and all Clinical Trials and tests, including the manufacturing batch records, relating to a Product, and all data contained in any of the foregoing, including all regulatory drug lists, advertising and promotion documents, adverse event files and complaint files.

“Research” means [***]. When used as a verb, “Researching” means to engage in Research.

“Research Plan” has the meaning set forth in 2.1.

“Senior Representatives” has the meaning set forth in 12.1.

“Study” has the meaning set forth in 2.1.

“Sublicense” means an agreement pursuant to which Intrinsic or an Intrinsic Affiliate grants a Third Party the right to practice Therapeutic Use Inventions (whether by license or covenant not to sue) or an option to obtain such a right, to further Research, Develop or Commercialize a Product.

“Sublicense Revenue” means consideration due from a Sublicensee in return for the grant of a Sublicense.

“Sublicensee” means any Third Party that enters into a Sublicense with Intrinsic or its Affiliate to Research, Develop and/or Commercialize a Product.

“Term” has the meaning set forth in Section 9.1.

“Therapeutic Use” means the use of a Product such that the Product is considered a drug pursuant to the definition of “drug” in 21 U.S.C. § 321 (g)(1) or a use of a formulation, prodrug or derivative of a Product such that it would be considered a “drug” pursuant to the definition 21 U.S.C. § 321 (g)(1).

“Third Party” means any Person other than Arpeggio or Intrinsic or their respective Affiliates.

“Valid Claim” means a claim of a Patent which (i) in the case of any granted, unexpired United States Patent or foreign Patent, will not have been donated to the public, disclaimed or held invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision, or (ii) in the case of any United States or foreign patent application, is being prosecuted in good faith and will not have been permanently cancelled, withdrawn, or abandoned, provided that (x) no more than five years have passed since the earliest date of filing for such application in the United States (unless and until such claim is granted), and (y) no more than eight years have passed since the earliest date of filing for such application outside of the United States (unless and until such claim is granted).

Exhibit 11.4

[***].